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                                                                  EXHIBIT 12.3

                                  PACCAR Inc

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    PURSUANT TO SEC REPORTING REQUIREMENTS
                            (Thousands of Dollars)


                                                          Six Months Ended
                                                              June 30
                                                        1998           1997
                                                      --------      --------
FIXED CHARGES
  Interest expense
  PACCAR Inc and Subsidiaries (1)                     $ 79,656      $ 71,500
  Portion of rentals deemed interest                     7,277         3,053
                                                      --------      --------

TOTAL FIXED CHARGES                                   $ 86,933      $ 74,553
                                                      --------      --------
                                                      --------      --------

EARNINGS
  Income before taxes -
    PACCAR Inc and Subsidiaries                       $321,313      $199,485
  Fixed charges                                         86,933        74,553
                                                      --------      --------

EARNINGS AS DEFINED                                   $408,246      $274,038
                                                      --------      --------
                                                      --------      --------

RATIO OF EARNINGS TO FIXED CHARGES                       4.70x         3.68x
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(1) Exclusive of interest, if any, paid to PACCAR Inc.

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